Exhibit 10.6

Summary of Changes to Executive Compensation Arrangements

Adoption of Performance Goals for Fiscal 2009 Cash Bonuses and Performance Unit Awards

The Compensation and Management Development Committee of the Board of Directors of Gap Inc. (the “Committee”) determined that executive officers, including those executive officers set forth in the table below, are eligible to earn cash and performance unit awards based on performance during the 2009 fiscal year, and established performance goals and target award percentages for each participant.

Cash Awards. The aggregate cash award payable to the named participants is based on two separate components: (1) an award based on the financial performance of Gap Inc. or a division of the Company pursuant to goals established under the Executive Management Incentive Compensation Award Plan (the “Executive MICAP”), and (2) an award based on individual and organizational objectives for certain of the participants. The base target award percentage (as a percentage of base salary) for cash awards in the aggregate for each named participant is as set forth in the table below. The table below also sets forth the percentage of the base target award percentage attributable to each of the two bonus components.

The financial component of the aggregate cash award payable is established under the Executive MICAP for each of two performance periods during the 2009 fiscal year. The first performance period (“First Half 2009”) is the period beginning February 1, 2009 and ending on August 1, 2009. The second performance period (“Second Half 2009”) is the period beginning August 2, 2009 and ending on January 30, 2010. The financial performance of a division or Gap Inc., as applicable and as set forth in the table below, will be based on the achievement of objective Earnings performance goals for the division or Gap Inc. (as defined in the Executive MICAP) for First Half 2009 and Second Half 2009, provided that no bonus will be paid under the financial component unless a threshold amount of Earnings of the division or Gap Inc., as the case may be, is achieved for either First Half 2009 or Second Half 2009.

The individual objective component of the aggregate cash award payable is based on a qualitative assessment by the Chief Executive Officer of the level of achievement of certain subjective individual and organizational objectives at year-end that vary by individual and include considerations such as expense reduction, talent management initiatives, productivity initiatives, and operational improvements.

Executive Officer	Cash Awards
	Base Target Percentage	Executive MICAP Financial Component	Individual Objective Component
Marka Hansen	75%	75% (Gap North America)	25%
Glenn Murphy	150%	100% (Gap Inc.)	0%
Art Peck	75%	75% (Outlet)	25%
Sabrina Simmons	75%	75% (Gap Inc.)	25%
J. Tom Wyatt	75%	75% (Old Navy)	25%

Actual cash awards payable can be up to two times the base target percentage set forth above for each participant depending upon (1) the extent to which the financial performance of a division and/or Gap Inc. meets, exceeds or is below target for the First Half 2009 and Second Half 2009, and (2) the qualitative assessment of individual objectives. For example, Ms. Hansen is eligible for a bonus of up to 113% (two times 75% times 75%) of base salary under the Executive MICAP financial component and a bonus of up to 38% (two times 75% times 25%) of base salary under the individual objective component.

The Committee approves all bonus payouts.

Performance Unit Awards. Awards payable in performance units, issued pursuant to the Company’s 2006 Long-Term Incentive Plan to the named participants below, will be based 100% on the financial performance of Gap Inc. or his or her division of the Company. The base target award percentage (as a percentage of base salary) for performance unit awards for each named participant is as set forth in the table below. The financial performance of a division or Gap Inc., as applicable, will be based on the achievement of an objective Earnings performance goal for the division or Gap Inc. for each of two performance periods during the 2009 fiscal year as described under “Cash Bonuses” above.

Actual performance unit awards can have a value that ranges from 0 to 200% (up to two times the base target percentage set forth in the table below for each participant) of a participant’s base salary depending upon the extent to which the financial performance of a division or Gap Inc. meets, exceeds or is below target for First Half 2009 and Second Half 2009, provided that no award will be made unless a threshold amount of Earnings of the division or Gap Inc., as the case may be, is achieved. In determining the number of performance units awarded to each participant, the value of each performance unit will equal the closing price at which a share of the Company’s common stock traded on the date of award, rounded down to the nearest whole unit. Each performance unit award will be granted pursuant to a Stock Award Agreement and will be subject to vesting as determined by the Committee on the date of award.

	Performance Unit Awards
Executive Officer	Base Target Percentage	Gap Inc. or Division
Marka Hansen	100%	Gap North America
Glenn Murphy	0	N/A
Art Peck	100%	Outlet
Sabrina Simmons	100%	Gap Inc.
J. Tom Wyatt	100%	Old Navy

Summary of Base Salary Changes

On January 28, 2009, the Committee considered and approved a proposal from Mr. Fisher to reduce his base salary to $150,000, effective February 24, 2009. Mr. Fisher is also no longer eligible for a bonus or stock compensation.

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